                 ETHICS CODES FOR 2003 OF NEW ALTERNATIVES FUND,
                  FUND MANAGERS, ADVISORS AND FUND UNDERWRITERS
                             MARCH 14, 2003 RESTATED

This Code of Ethics is intended to minimize conflicts of interest, and the appearance of conflicts of interest, between the personnel of the Accrued
Equities, Inc. and the Fund in the securities markets and compliance with applicable securities laws.

Background: There is only one Fund, New Alternatives Fund. There is a manager,
Accrued Equities, Inc. The manager is also the advisor and the underwriter.

Fund Family: This Fund is called an orphan fund among those in the fund business. There is no association with other funds, no complex of funds, no stock classes and only one portfolio. There is no association with banks, brokerage houses, public companies or any group that could be seen as the basis for a conflict of interest.

The only business of Accrued Equities, Inc. is service to New Alternatives Fund.

HISTORY: Accrued Equities, Inc was founded by Maurice Schoenwald in 1954 to serve private clients of a then solo law firm. Starting in 1966 there were some public investments.

New Alternatives was founded by Maurice and David Schoenwald in 1982. For the early years of the Fund Accrued Equities Inc. was also the transfer agent. There are no sub-advisors.

The original Fund shareholders were friends and neighbors of Maurice who helped garner the original $100,000.00 required to start a fund. Maurice paid all expenses for starting with no remuneration. All the initial shareholders became members of the Board of Directors, except for two. One of the two was the Dean of a law school. He became counsel to the Fund. No charges or fees were paid to the Dean. The other became an adviser in managing cash. He had just retired as a
Treasurer of a publicly traded major retail company. He did not charge for any service. He did not render much service. He recommended Treasury Bills for unused cash. His estate redeemed his shares. Neither had inside knowledge. The
Dean has since retired. He is no longer a shareholder. His services have never been called on since 1982, except to confirm that the Fund is a duly registered
New York corporation. He has never charged anything or been paid anything, directly or indirectly. Legal questions such as preparing this document are prepared by Maurice and David Schoenwald without any charge.

WHO MANAGES THIS SMALL FUND?
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Only two persons, currently, serve all of the functions listed in the title of this report. They are: David Schoenwald President of the Fund and CEO of the
Advisor and Underwriter and Maurice Schoenwald, now 84 years of age, who is a part time consultant and Chairman of the Fund. Both are now portfolio managers who operate by consensus. They are not paid by the Fund. They are paid by
Accrued Equities, Inc. The office receptionist and secretary is also paid by
Accrued Equities, Inc.

Maurice was mostly a neighborhood lawyer with some special SEC experience; David had been a newspaper reporter and then served (with his mother who served as senior social worker for the firm) with Law Services, a law firm for the poor.

ACCESS TO INFORMATION: Who has access to choosing stocks and choosing to sell stocks of the Fund? By choice the independent directors have decided not to be a part of that activity. They therefore cannot choose to make investments with help from close or early Fund information. There are no other access persons in all of the entities listed above, as access persons are defined under Rule
17j-1. Should or when this status changes, the rules will need to be revisited.

DAVID AS AN INVESTOR: David rarely invests in stocks. At this time, and for several years previous his only stock investment has been in our Fund shares. He also owns less than 100 shares of a utility given to him by his father when he was a teenager.

MAURICE AS AN INVESTOR: Maurice has always been self employed excepting for a few years (1942 - 1945) in the Navy and a few semesters of teaching as an adjunct professor. Most of his living comes from dividends of a wide variety of stocks which he has owned for a long time.

The items which are listed below that have been the same as those held by the
Fund were purchased by Maurice many years ago.

They are investments in IRA accounts are without a specific date. The brokerage houses began showing the date of purchase in Maurice's IRA accounts after 1990, when they were transferred to the brokers.

Maurice's IRA Items were not dated before1990. Because the date of purchase is of no importance in an IRA account there was no effort made to check out the date of purchase. Personal, non IRA, holdings are all dated.

The holdings are Nicor, more than 10 years ago; Linear Technology (1994), New
Jersey Resource Corp. (1990); Fuel Cell Energy (1993); International Rectifier
(1996); Atmos Energy, more than 10 years ago. Susan (Maurice's wife) has
Piedmont Natural Gas 1983. There of course will be changes in years to come. The changes will be required to comply with the Fund Code of Ethics. The above listings complied with the Code of Ethics before there was a written Code of
Ethics.

Neither of the present two access persons, Maurice or David, has ever borrowed or loaned his shares, sold short, traded options or used puts. Nor has the Fund ever engaged in such activities.

Neither Maurice or David has ever been challenged for unethical conduct as lawyers or as officers of a mutual fund or in any other capacity.THE CODE: It is appropriate that there be a Code of Ethics. The Securities Exchange Commission
(SEC) also desires such a code.

GENERAL: 2. Prohibited Securities Transactions.  No Access Person shall employ any device, scheme or artifice to defraud the Fund; make any untrue statement of a material fact to the Fund or omit to state to the Fund a material fact or engage in any act, practice or course of business which would operate as a fraud or deceit upon the Fund; or engage in any manipulative practice with respect to the Fund.

BLACKOUT PERIODS: The securities which are the subject of these rules are the stocks invested in by the Fund. Treasury Bills which the Fund uses among other things as a place to store cash and socially responsible federally guaranteed banks and other banks are not the subject of this Code. Stocks not the subject of Fund investment or consideration are not part of the Code.

The fund rule requires that any transaction of Access Persons in shares that the fund is purchasing or selling or considering the purchase or sale will not take place until the fund has completed its transaction. They will also not take place within the same week.

LIMITED OFFERINGS: There have been offerings limited made to the Fund base upon purchases made upon the exercise of rights distributed by an issuer on a pro rata basis to all holders of a class of its securities. Sales of any such rights so acquired are not limited offerings because they are available equally to all existing shareholders.

Limited offerings in the form of gifts or bargains to insiders or "good customers" are not acceptable.

It is further declared that neither of the interested persons shall take an action or employment or material benefit that could be seen as a conflict of interest.

They shall not receive any compensation, directly or indirectly from any issuer other than the New Alternatives Fund without the approval of the Board of
Directors.

SHORT-TERM TRADING: Neither of the Access Persons have ever engaged in short term trading (in and out within 60 days). Unless an exception is approved, there will be no short term trading by Access Persons that relate to Fund investments.

SERVICE AS A DIRECTOR OUTSIDE THE FUND OR THE FUND MANAGER: No Access Person has
ever been offered a directorship. If such a position was offered, it would be considered. If such a position were offered, the person would be obliged to consult and obtain approval of the independent directors.

REPORTS: Each Access Person will have a copy of his portfolio sent to the office for inspection at least quarterly. A copy of all confirmations shall be sent to the Fund office as soon as transmitted.

The fund rule is that each Access Person will have his portfolio, if any, available for inspection at the Fund office quarterly. A written summary report of relevant (covered) transactions shall be provided each year to the independent directors. Reports shall include price, broker, name and type of securities, date of transaction.

After the reports of the portfolio of Maurice, including IRA accounts, and his wife are received at the fund office for inspection, they are sent to Maurice if he is out of the state of the office location. They are returned to the office when he returns to the state. This includes confirmations.

These rules apply to the Fund, the manager, advisor and underwriter (which in this case involves the same two persons).

It is further declared that neither shall take an action or employment that could be or seen as a conflict of interest.

GIFTS: Any gifts or gratuities from companies that are in business connection with the Fund received in any 90 day period from any one person or business entity, or several related persons or business entities, having an aggregate fair market value of more than $150 shall be reported to and considered by the
Board of Directors.

SANCTIONS: Any violations of this Code will be reported to and subject to review by the Board of Directors. (a) If the Board determines that a violation of this
Code has occurred, they may impose such sanctions as is deemed appropriate, including, among other things: (i) a letter of censure, (ii) forfeiture of any profit made or loss avoided from a transaction in violation of this Code, or (b)
Any Access Person subject to any sanctions imposed by the Review Person under this Code shall be entitled, upon request made within 60 days of the imposition of such sanctions, to a complete review of the matter by the board of directors.

RECORDS: The Adviser shall maintain records in the manner and to the extent set forth below, and shall be available for examination by representatives of the
Securities and Exchange Commission ("SEC"):

A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;
A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs. A copy of each report made pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place. A list of all persons who are required, or within the past five years have been required, to make reports pursuant to this Code shall be maintained in an easily accessible place; and a record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of securities under
Section 5(a) shall be preserved for a period of not less than five years from the end of the fiscal year in which the approval is granted.

CONFIDENTIALITY: All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except to the extent required by law.

Maurice Schoenwald
Chairperson of New Alternatives and
Minority Shareholder of Accrued Equities, Inc.